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                                    EXHIBIT 6


                               CONSENT OF TRUSTEE

      Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Advanta Revolving Home Equity Loan Trust 2000-A, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange commission upon request therefor.

March 28, 2000

            Bankers Trust Company of California, N.A.
            By: /s/Stephen T. Hessler
            Stephen T. Hessler
            Assistant Vice President